Exhibit 21.1

LIST OF SUBSIDIARIES OF REGISTRANT

Saia Motor Freight Line, LLC

Saia TL Plus, LLC

Saia Logistics Services, LLC

Saia Sales, LLC

LinkEx, Inc.

Saia Motor Freight Mexico, S. DE R.L. DE C.V.